Exhibit 8

DLA Piper LLP (US)
203 North LaSalle Street, Suite 1900
Chicago, Illinois 60601-1293
T 312.368.4000
F 312.236.7516
W www.dlapiper.com
October 15, 2010
Board of Trustees
Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
     Re: Tax Opinion — REIT Status
Ladies and Gentlemen:
     We are acting as special tax counsel to Equity Residential, a Maryland real estate investment trust (“EQR” or the “Company”), in connection with the filing of the Registration Statement on Form S-3, as amended (“Registration Statement”), under the Securities Act of 1933, as amended (“Securities Act”), relating to the issuance of (i) common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), (ii) preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), (iii) depository shares representing fractional interests in Preferred Shares (the “Depository Shares”), (iv) share purchase contracts (“Share Purchase Contracts”), (v) warrants (the “Warrants”), (vi) debt securities (“Debt Securities”), and (vi) guarantees of debt securities of ERP Operating Limited Partnership (the “Guarantees”, and together with the Common Shares, Preferred Shares, Depository Shares, Share Purchase Contracts, Warrants, Debt Securities, and Guarantees, the “Securities”), as described in the Registration Statement to be filed on the date hereof. This opinion letter is furnished to you at your request to enable EQR to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents (the “Reviewed Documents”): (i) an executed copy of the Registration Statement; (ii) the Articles of Restatement of EQR (“Declaration of Trust”), as certified by an officer of the Company on the date hereof as then being complete, accurate, and in effect; (iii) the Sixth Amended and Restated Bylaws of EQR (“Bylaws”), as certified by an officer of the Company on the date hereof as then being complete, accurate, and in effect; (iv) the Sixth Amended and Restated Agreement of Limited Partnership of ERP Operating Limited Partnership (the “Operating Partnership” and such agreement, the “ERP LP Agreement”); (v) resolutions of the Board of Trustees of EQR or a duly authorized committee thereof that authorizes and otherwise relates to the issuance of the Securities (“Resolutions”); and (vii) such other materials and matters as we have deemed necessary for the issuance of this opinion.

Board of Trustees
Equity Residential
October 15, 2010

     In addition, we have relied upon the factual representations contained in EQR’s certificate to us, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of EQR, setting forth certain representations relating to the organization and operation of EQR, Operating Partnership, and their respective subsidiaries.
     For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EQR, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer’s Certificate or of the Reviewed Documents in a material way.
     In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.
     The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.
     In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:
(i)	EQR, Operating Partnership and their respective subsidiaries will each be operated in the manner described in the Declaration of Trust, the Bylaws, the ERP LP Agreement, the other organizational documents of each such entity, as the case

Board of Trustees
Equity Residential
October 15, 2010

may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Illinois; and

(iv)	There has been no change in the applicable laws of the State of Maryland, the State of Illinois, or in the Code, the regulations promulgated thereunder by the United States Department of the Treasury, and the interpretations of the Code and such regulations by the courts and the IRS, all as they are in effect and exist at the date of this letter.
     With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of EQR as a real estate investment trust (a “REIT”) depends upon its ability to meet, through actual annual operating results, distribution levels, diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.
     Based upon and subject to the foregoing, it is our opinion that:
(i)	EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for each of its taxable years ended December 31, 1992 through December 31, 2009, and EQR’s current organization and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the date of this opinion.

(ii)	The discussion in the Prospectus, included as part of the Registration Statement under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is accurate in all material respects.

Board of Trustees
Equity Residential
October 15, 2010

     The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR or Operating Partnership, or to any investment therein.
     For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, contained in the Prospectus, included as part of the Registration Statement, under the heading “Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.
     This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statements. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act of 1933, as amended, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper LLP (US) contained under the heading “Legal Matters” in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)